Exhibit 99.1

TuSimple Appoints Independent Director to its Board

SAN DIEGO, December 12, 2022 – TuSimple (Nasdaq:TSP), a global autonomous driving technology company, today announced the appointment of James Lu to its Board of Directors as an Independent Director. Lu brings more than 20 years of experience in the technology sector as a seasoned entrepreneur, executive, and investor.

Lu serves as the Chairperson of Grindr, the world’s largest LGBTQ social dating application. In addition, Mr. Lu is Director, Chairman and Chief Executive Officer of Life Concepts Holdings Limited, an investment company mainly engaged in restaurant operations; Director of Fusion Media Limited, an Internet publishing company; and Director of Global Commerce Technology Limited, a software development company.

“James comes with a wealth of experience in the technology sector, and has keen understanding of the full life cycle of startups to mature companies. He has extensive board of directors experience, and he understands first-hand the challenges of scaling deep technology organizations,” said Cheng Lu, President and CEO of TuSimple. ”I look forward to working with James as we set TuSimple on a course to deliver our vision for safe and efficient autonomous freight technology.”

Lu was the Global Head of Amazon Marketing Services from 2011 to 2015, and he was Vice President of content ecosystems at Baidu from 2015 to 2017. Lu founded the social network Yoolin in 2006 and was its Chief Executive Officer from 2006 to 2007. He holds a master of science in electrical engineering and computer science from the University of Michigan – Ann Arbor.

There are no family relationships between Lu and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer.

About TuSimple

TuSimple is a global autonomous driving technology company headquartered in San Diego, California, with operations in Arizona, Texas, Europe, and China. Founded in 2015, TuSimple is developing a commercial-ready, fully autonomous (SAE Level 4) driving solution for long-haul heavy-duty trucks. TuSimple aims to transform the $4 trillion global truck freight industry through the company’s leading AI technology, which makes it possible for trucks to drive safely autonomously, operate nearly continuously, and reduce fuel consumption by 10%+ relative to manually driven trucks. Global achievements include the world’s first fully autonomous, ‘driver-out’ semi-truck run on open public roads, and development of the world’s first Autonomous Freight Network (AFN). Visit us at www.tusimple.com.